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                                   EXHIBIT 5.1



                                                                    July 3, 2003

Good Guys, Inc.
1600 Harbor Bay Parkway, Suite 200
Alameda, California 94502-1840


Ladies and Gentlemen:

      You have requested our opinion as counsel for Good Guys, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to (1) 500,000 shares of Common Stock issuable under the Company's 1994 Stock Incentive Plan, and (2) 750,000 shares of Common Stock issuable under the Company's Employee Stock Purchase Plan.

      We have examined the Company's Registration Statement of Form S-8 in the form to be filed with the Securities and Exchange Commission on or about July 7, 2003 (the "Registration Statement"). We further have examined the Restated Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware, the Bylaws and the minute books of the Company as a basis for the opinion hereafter expressed.

      Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable.

      We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               HOWARD, RICE, NEMEROVSKI, CANADY,
                                                  FALK & RABKIN
                                               A Professional Corporation


                                               By:  /s/ RICHARD W. CANADY
                                                    ----------------------------
                                                    RICHARD W. CANADY